Putnam Dynamic Risk Allocation Fund, May 31, 2012, annual report


Because the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)

Class A	162
Class B	1
Class C 5

72DD2 (000s omitted)

Class M	2
Class R	1
Class Y	15

73A1

Class A	0.0877
Class B	0.0717
Class C	0.0827

73A2

Class M 0.0807
Class R	0.0807
Class Y	0.0927


74U1	(000s omitted)

Class A	3,776
Class B	71
Class C	309

74U2	(000s omitted)

Class M	36
Class R	10
Class Y	8,246

74V1

Class A	10.24
Class B	10.20
Class C	10.19

74V2

Class M	10.21
Class R	10.23
Class Y	10.26


Item 61  Open end funds only

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi-monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.